SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2005

US UNWIRED INC.

(Exact name of registrant as specified in its charter)

Louisiana	000-22003	72-1457316
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

901 Lakeshore Drive, Lake Charles, Louisiana	70601
(Address of principal executive offices)	(Zip Code)

(337) 436-9000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 10, 2005, the United States Bankruptcy Court approved a Plan of Reorganization of Registrant’s wholly-owned subsidiary IWO Holdings, Inc. (“IWO”), pursuant to which all of the equity ownership of IWO by Registrant was eliminated and shares of IWO were issued to its existing creditors. Registrant received no consideration in the transaction. To Registrant’s knowledge, there is no material relationship between Registrant and any creditor of IWO that received shares of IWO.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) Like many other publicly traded companies, the Registrant recently reviewed its accounting practices with respect to lease accounting. The adjustment discussed below relates solely to accounting treatment and does not affect the Registrant’s historical or future cash flows or the timing of payments under the related leases.

Historically, when accounting for operating leases with escalation provisions, the Registrant recorded lease expense at the current rate specified in the lease. The Registrant has re-evaluated its position and has determined that its operating lease expense should be recognized on a straight-line basis over the portion of the term of the lease that coincides with the depreciable lives of the Registrant’s assets associated with the leased property. As a result of this review and in consultation with the Registrant’s audit committee and Ernst & Young LLP (“Ernst & Young”), its independent public accounting firm, on February 24, 2005, the Registrant determined that it was appropriate to restate its historical consolidated financial statements through September 30, 2004. The review has been undertaken in consultation with the Registrant’s audit committee and Ernst & Young.

The Registrant will restate its historical consolidated financial statements through September 30, 2004. The cumulative effect of the restatements through September 30, 2004 will be an increase of approximately $15.5 million in deferred rent liability and accumulated deficit. Operating expenses for the period from January 1 through September 30, 2004 and for the years ended December 31, 2003 and 2002 will increase by approximately $2.1 million, $3.4 million and $5.8 million, respectively. Net loss per share will increase by approximately $0.01 for the nine-month period from January 1 through September 30, 2004, and by approximately $0.03 and $0.05 for 2003 and 2002, respectively. The effect for the full year ended December 31, 2004 will increase the net loss by $2.7 million from the $130.2 million as previously disclosed in the Registrant’s press release dated February 10, 2005. The impact to US Unwired operating expenses on a pro forma basis excluding the operations of IWO Holdings for the period from January 1 through September 30, 2004 and for the years ended December 31, 2003 and 2002 will be an increase of approximately $1.3 million, $2.1 million and $2.7 million, respectively.

As a result of these restatements, the financial statements for the years ended December 31, 2003 and 2002, and for the quarterly periods ended March 31, June 30 and September 30, 2004, contained in the Registrant’s prior filings with the Securities and Exchange Commission (“SEC”), should no longer be relied upon. The Registrant anticipates that it will file with the SEC its Form 10-K for the year ended December 31, 2004 by no later than March 16, 2005, with appropriate restatements.

The Registrant’s audit committee discussed the matters disclosed in this Item 4.02 of this Current Report on Form 8-K with
Ernst & Young.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(b) Pro forma financial information

Pro forma financial information related to the IWO disposition required pursuant to Article 11 of Regulation S-X is not being filed herewith because the Registrant has not yet completed its restatements of financial statements described above. However, the Registrant will file such pro forma financial information in an amendment to this Form 8-K as soon as is practicable.

(c) Exhibits

The following exhibits are filed with this Current Report:

Exhibit No.	Description
2.1	Plan of Reorganization

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US UNWIRED INC. (Registrant)

Date: March 3, 2005	By:	/s/ Jerry E. Vaughn
Jerry E. Vaughn Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Plan of Reorganization